    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS
Robust margin expansion supported by performance of diversified businesses and consistent operational execution

First Quarter 2024 Highlights
•Net sales of $968 million in the first quarter, down 1% year-over-year
•Net income of $37 million, or $1.44 per diluted share, in the first quarter, up from $7 million, or $0.29 per diluted share, in the first quarter of 2023
•EBITDA of $90 million in the first quarter, up from $53 million in the first quarter of 2023
•Aftermarket Segment operating profit margin of 11.8% in the first quarter, up from 9.7% in the first quarter of 2023
•Inventory reduction of $34 million in the first quarter and down $175 million from the first quarter of 2023
•Quarterly dividend of $1.05 per share paid totaling $27 million in the first quarter
•Acquired furniture business of CWDS, LLC, a subsidiary of Camping World Holdings, Inc. in May 2024, expanding the Company's furniture portfolio to RV and marine OEM and aftermarket customers

Elkhart, Indiana - May 8, 2024 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies, domestically and internationally, a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation markets, and the related aftermarkets of those industries, today reported first quarter 2024 results.

"We delivered solid results in the first quarter, starting the year with healthy EBITDA generation and margin expansion supported by our strong operational focus and improved material costs. As we continue to diversify our business, strength in some of our growing markets like automotive aftermarket, housing, and our transportation businesses has consistently lifted profitability while adding a layer of durable, countercyclical revenue streams. We believe that our diversified markets will remain important drivers of Lippert’s profitable growth into the future,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “We are seeing signs of recovery in North American RV and expect a gradual improvement in production heading further into the year, led by towables where we typically provide the majority of our innovative RV content. Further, introductions of advanced products like our transformational ABS system are embedding us even deeper with key OEMs across our markets, creating opportunities for long-term content growth and serving as the catalyst for approximately $200 million in new business commitments for 2024.”

"We are committed to making continued operational improvements across our footprint, with a focus on creating flexible capacity while reducing costs. We continue to reduce inventory and focus on cash generation as we progress through the year. With our fortified balance sheet, we will continue investing in R&D and innovation while pursuing strategic growth opportunities and returning capital to shareholders,” continued Mr. Lippert. “Looking ahead, we are well-positioned to capture market share gains and advance our competitive position throughout 2024."

“I would like to thank all of the Lippert teams for their incredible dedication to serving our customers and improving our business as we work through lingering headwinds," commented Ryan Smith, LCI Industries' Group

President - North America. "Through our operational expertise, steeped in a culture of product quality and innovation, we will continue to facilitate sustainable growth for Lippert well into the future.”

First Quarter 2024 Results

Consolidated net sales for the first quarter of 2024 were $968.0 million, a decrease of 1% from 2023 first quarter net sales of $973.3 million. Net income in the first quarter of 2024 was $36.5 million, or $1.44 per diluted share, compared to $7.3 million, or $0.29 per diluted share, in the first quarter of 2023. EBITDA in the first quarter of 2024 was $90.3 million, compared to EBITDA of $52.5 million in the first quarter of 2023. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the first quarter of 2024 was primarily driven by lower North American marine production levels and decreased selling prices which are indexed to select commodities, mostly offset by increased North American RV wholesale shipments.

April 2024 Results

April 2024 consolidated net sales were approximately $378 million, up 12% from April 2023, primarily due to an approximate 17% increase in North American RV production, partially offset by an approximate 33% decline in marine sales compared to April 2023.

OEM Segment - First Quarter Performance

OEM net sales for the first quarter of 2024 were $758.3 million, an increase of $0.1 million compared to the same period of 2023. RV OEM net sales for the first quarter of 2024 were $459.6 million, up 15% compared to the same prior year period, driven by a 9% increase in North American RV wholesale shipments, partially offset by decreased selling prices which are indexed to select commodities. Adjacent Industries OEM net sales for the first quarter of 2024 were $298.7 million, down 17% year-over-year, primarily due to lower sales to North American marine OEMs. North American marine OEM net sales in the first quarter of 2024 were $65.4 million, down 45% year-over-year.

Operating profit of the OEM Segment was $32.8 million in the first quarter of 2024, or 4.3% of net sales, compared to an operating loss of $0.7 million, or (0.1)%, in the same period in 2023. The operating profit of the OEM Segment for the quarter was primarily driven by decreased material commodity and freight costs.

Aftermarket Segment - First Quarter Performance

Aftermarket net sales for the first quarter of 2024 were $209.7 million, down 3% year-over-year, primarily driven by lower volumes within marine markets and the impacts of inflation and elevated interest rates on consumers' discretionary spending, partially offset by growth in the automotive aftermarket driven by market share gains. Operating profit of the Aftermarket Segment was $24.8 million in the first quarter of 2024, or 11.8% of net sales, compared to an operating profit of $20.8 million, or 9.7%, in the same period in 2023. The operating profit expansion of the Aftermarket Segment for the quarter was primarily driven by decreased commodity and freight costs as well as pricing changes to targeted products.

“We achieved another quarter of strong profitability in Aftermarket, expanding operating margins by over 200 basis points. Robust demand from the automotive aftermarket, in addition to the growing need for repair, replacement, and upgrades in RV and other adjacencies we serve, are providing a strong tailwind for the business,” Jamie Schnur, LCI Industries’ Group President – Aftermarket commented. “As Jason mentioned, Aftermarket is consistently supporting Lippert’s overall profitability in a challenging environment. We are excited to continue this progress, providing our customers with best-in-class service and innovative new products, as we head further into 2024.”

Income Taxes

The Company's effective tax rate was 24.3% for the quarter ended March 31, 2024, compared to 24.8% for the quarter ended March 31, 2023. The decrease in the effective tax rate was primarily due to decreases in non-deductible executive compensation costs and effective state tax rates.

Balance Sheet and Other Items

At March 31, 2024, the Company's cash and cash equivalents balance was $22.6 million, compared to $66.2 million at December 31, 2023. The Company used $26.7 million for dividend payments to shareholders and $8.6 million for capital expenditures in the three months ended March 31, 2024.

The Company remained focused on inventory reductions to improve cash generation and optimize working capital in the first quarter. As of March 31, 2024, the Company's net inventory balance was $734.4 million, down from $768.4 million at December 31, 2023 and $909.4 million at March 31, 2023.
The Company's outstanding long-term indebtedness, including current maturities, was $855.3 million at March 31, 2024, and the Company was in compliance with its debt covenants.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its first quarter results on Wednesday, May 8, 2024, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 327802. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 453124. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation markets, consisting primarily of recreational vehicles and adjacent industries, including boats; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2024	2023	Months
(In thousands, except per share amounts)

Net sales	$968,029	$973,310	$3,779,527
Cost of sales	744,123	787,239	2,965,502
Gross profit	223,906	186,071	814,025
Selling, general and administrative expenses	166,295	166,028	653,029
Operating profit	57,611	20,043	160,996
Interest expense, net	9,321	10,394	39,351
Income before income taxes	48,290	9,649	121,645
Provision for income taxes	11,745	2,390	28,164
Net income	$36,545	$7,259	$93,481

Net income per common share:
Basic	$1.44	$0.29	$3.69
Diluted	$1.44	$0.29	$3.67

Weighted average common shares outstanding:
Basic	25,374	25,228	25,350
Diluted	25,389	25,293	25,468

Depreciation	$18,585	$18,250	$75,028
Amortization	$14,104	$14,249	$56,930
Capital expenditures	$8,608	$17,159	$53,658

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2024	2023	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$390,763	$330,553	$1,419,063
Motorhomes	68,838	69,551	268,643
Adjacent Industries OEMs	298,710	358,069	1,216,174
Total OEM Segment net sales	758,311	758,173	2,903,880
Aftermarket Segment:
Total Aftermarket Segment net sales	209,718	215,137	875,647
Total net sales	$968,029	$973,310	$3,779,527

Operating profit (loss):
OEM Segment	$32,836	$(721)	$50,918
Aftermarket Segment	24,775	20,764	110,078
Total operating profit	$57,611	$20,043	$160,996

Depreciation and amortization:
OEM Segment depreciation	$14,035	$14,350	$58,082
Aftermarket Segment depreciation	4,550	3,900	16,946
Total depreciation	$18,585	$18,250	$75,028

OEM Segment amortization	$10,280	$10,450	$41,409
Aftermarket Segment amortization	3,824	3,799	15,521
Total amortization	$14,104	$14,249	$56,930

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2024	2023
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$22,625	$66,157
Accounts receivable, net	344,406	214,707
Inventories, net	734,360	768,407
Prepaid expenses and other current assets	68,068	67,599
Total current assets	1,169,459	1,116,870
Fixed assets, net	454,071	465,781
Goodwill	587,791	589,550
Other intangible assets, net	432,728	448,759
Operating lease right-of-use assets	242,442	245,388
Other long-term assets	94,845	92,971
Total assets	$2,981,336	$2,959,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$568	$589
Accounts payable, trade	193,933	183,697
Current portion of operating lease obligations	37,322	36,269
Accrued expenses and other current liabilities	177,217	174,437
Total current liabilities	409,040	394,992
Long-term indebtedness	854,774	846,834
Operating lease obligations	218,236	222,680
Deferred taxes	31,211	32,345
Other long-term liabilities	111,191	107,432
Total liabilities	1,624,452	1,604,283
Total stockholders' equity	1,356,884	1,355,036
Total liabilities and stockholders' equity	$2,981,336	$2,959,319

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2024	2023
(In thousands)
Cash flows from operating activities:
Net income	$36,545	$7,259
Adjustments to reconcile net income to cash flows (used in) provided by operating activities:
Depreciation and amortization	32,689	32,499
Stock-based compensation expense	4,327	4,695
Other non-cash items	1,107	877
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(131,059)	(123,072)
Inventories, net	32,892	131,708
Prepaid expenses and other assets	(2,392)	5,577
Accounts payable, trade	12,038	25,822
Accrued expenses and other liabilities	6,199	(10,689)
Net cash flows (used in) provided by operating activities	(7,654)	74,676
Cash flows from investing activities:
Capital expenditures	(8,608)	(17,159)
Acquisitions of businesses	—	(6,250)
Other investing activities	173	1,960
Net cash flows used in investing activities	(8,435)	(21,449)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,040)	(8,888)
Proceeds from revolving credit facility	86,248	165,300
Repayments under revolving credit facility	(76,927)	(201,385)
Repayments under term loan and other borrowings	(5)	(5,276)
Payment of dividends	(26,721)	(26,563)
Other financing activities	(2)	(12)
Net cash flows used in financing activities	(26,447)	(76,824)
Effect of exchange rate changes on cash and cash equivalents	(996)	(437)
Net decrease in cash and cash equivalents	(43,532)	(24,034)
Cash and cash equivalents at beginning of period	66,157	47,499
Cash and cash equivalents at end of period	$22,625	$23,465

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,			Last Twelve
	2024		2023	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	73.5		62.7	269.9
Motorhome RVs	10.4		13.4	42.9
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	66.4	(2)	71.8	321.1	(2)
Impact on dealer inventories	7.1	(2)	(9.1)	(51.2)	(2)
Motorhome RVs	9.9	(2)	11.0	44.1	(2)

	Twelve Months Ended
	March 31,
	2024		2023
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$5,097		$5,861
Motorhome RV	$3,656		$3,993

	March 31,			December 31,
	2024		2023	2023
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)	$153.8		$318.2	$245.3
Days sales in accounts receivable, based on last twelve months	30.5		27.9	30.1
Inventory turns, based on last twelve months	3.7		3.3	3.5

	2024
Estimated Full Year Data:
Capital expenditures	$55 - $75 million
Depreciation and amortization	$130 - $140 million
Stock-based compensation expense	$18 - $23 million
Annual tax rate	24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2024 retail sales data for RVs has not been published yet, therefore 2024 retail data for RVs includes an estimate for March 2024 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended March 31,
	2024	2023
(In thousands)
Net income	$36,545	$7,259
Interest expense, net	9,321	10,394
Provision for income taxes	11,745	2,390
Depreciation expense	18,585	18,250
Amortization expense	14,104	14,249
EBITDA	$90,300	$52,542
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three month periods ended March 31, 2024 and 2023. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.